                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            APAC TELESERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                     LOGO

                            APAC TELESERVICES, INC.
                           ONE PARKWAY NORTH CENTER
                                   SUITE 510
                           DEERFIELD, ILLINOIS 60015

                   NOTICE OF ANNUAL MEETING OF SHARE OWNERS

                                 MAY 20, 1997

To the Share Owners of
APAC TeleServices, Inc.:

  The Annual Meeting of Share Owners of APAC TeleServices, Inc. will be held at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois on May 20, 1997, at 10:00 A.M. Central Daylight Time for the following purposes:

    1. To elect six directors.

    2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Share owners of record at the close of business on March 24, 1997, are entitled to notice of, and to vote at, the Annual Meeting.

  Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided which requires no postage for mailing in the United States. A prompt response is helpful, and your cooperation will be appreciated.

                                          By Order of the Board of Directors

                                          Marc S. Simon
                                          Chief Financial Officer and
                                           Secretary

April 10, 1997

                                     LOGO

                            APAC TELESERVICES, INC.
                           ONE PARKWAY NORTH CENTER
                                   SUITE 510
                           DEERFIELD, ILLINOIS 60015

                               ----------------

                                PROXY STATEMENT

            ANNUAL MEETING OF SHARE OWNERS TO BE HELD MAY 20, 1997

                               ----------------

  This Proxy Statement is being mailed to share owners of APAC TeleServices, Inc. (the "Company") on or about April 10, 1997, and is furnished in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Share Owners to be held on May 20, 1997, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Share Owners accompanying this Proxy Statement.

  Each share owner is entitled to one vote for each Common Share held as of the record date. A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. As of the close of business on March 24, 1997, the record date for determining share owners entitled to vote at the Annual Meeting, 46,774,786 Common Shares were outstanding.

  If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted in accordance with your directions. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company. The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required in the election of directors and any other proposal submitted to a vote. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will be treated as not represented at the meeting as to matters for which a non-vote is indicated on the broker's proxy. Broker "non-votes" and the shares as to which share owners abstain are included for purposes of determining whether a quorum of shares is present at a meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will have no effect on the election of directors.

  Expenses incurred in the solicitation of proxies will be borne by the Company. Certain officers of the Company may make solicitations in person or by telephone.

                       SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL SHARE OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 24, 1997, regarding the beneficial ownership of Common Shares by (i) each person known by the Company to own beneficially more than 5% of its outstanding Common Shares, (ii) each director and nominee, (iii) each Named Executive Officer (as defined below), and (iv) all executive officers, directors and nominees as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Shares listed below, based on information provided by such owners, have sole investment voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the share owners named below is the Company's principal executive office.

                                                                 SHARES
                                                           BENEFICIALLY OWNED
                                                          ---------------------
NAME                                                        NUMBER   PERCENT(1)
----                                                      ---------- ----------
Theodore G. Schwartz,.................................... 19,710,000    42.1%
 Chairman, Chief Executive
 Officer and Director
Trust Seven Hundred Thirty U/A/D 4/2/94(2)...............  2,615,000     5.6
Trust Four Hundred Thirty U/A/D 4/2/94(3)................  2,615,000     5.6
M. Christine Schwartz (2)(3)(4)..........................  5,832,680    12.5
FMR Corp., et al (5).....................................  3,591,200     7.7
Marc S. Simon (6)(7).....................................    242,614       *
Donald B. Berryman (7)...................................     19,078       *
Kenneth G. Culver (7)....................................     31,699       *
Thomas M. Collins (7)....................................      8,000       *
Morris R. Shechtman (7)..................................     32,770       *
George D. Dalton.........................................      2,000       *
Paul G. Yovovich.........................................      5,000       *
Gregory K. Jones.........................................      1,000       *
All directors and executive officers as a group (14       20,060,022    42.6
 persons) (7)............................................

--------
  *less than 1%
(1) Percentage of beneficial ownership is based on 46,774,786 Common Shares outstanding as of March 24, 1997.
(2) M. Christine Schwartz, Robert W. Wicklein, John J. Abens and Heidi Schoeffer serve as trustees of Trust Seven Hundred Thirty. All decisions regarding the voting and disposition of shares held by Trust Seven Hundred Thirty must be made by a majority of all trustees. The address of this share owner is c/o TCS Group, 1200 Shermer Road, Suite 212, Northbrook, IL 60062.
(3) M. Christine Schwartz, Robert W. Wicklein, John J. Abens and Heidi Schoeffer serve as trustees of Trust Four Hundred Thirty. All decisions regarding the voting and disposition of shares held by Trust Seven Hundred Thirty must be made by a majority of all trustees. The address of this share owner is c/o TCS Group, 1200 Shermer Road, Suite 212, Northbrook, IL 60062.
(4) Includes 600,000 Common Shares held by the Schwartz 1996 Charitable Remainder Unitrust for which M. Christine Schwartz is trustee and has voting and investment control. The address of this share owner is c/o TCS Group, 1200 Shermer Road, Suite 212, Northbrook, IL 60062.
(5) Based upon information provided in Schedule 13G dated February 14, 1997. FMR Corp.'s address is 82 Devonshire Street, Boston, MA 02109.

(6) Includes 3,000 Common Shares held in trust for the benefit of Mr. Simon's children for which Mr. Simon is Co-Trustee and shares voting and investment control.
(7) Includes Common Shares which may be acquired pursuant to options which are exercisable within 60 days as follows: Mr. Simon (236,014 shares); Mr. Berryman (18,994 shares); Mr. Culver (26,494 shares); Mr. Collins (5,000 shares); Mr. Shechtman (5,000 shares); and all directors and executive officers as a group (297,502 shares).

                             ELECTION OF DIRECTORS

  At the Annual Meeting of Share Owners, six directors, constituting the entire Board of Directors of the Company, are to be elected to serve until the next annual meeting of share owners. It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, which nominees are members of the present Board of Directors. It is expected that the nominees will serve, but if any nominee or nominees declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

  The Board of Directors recommends a vote FOR the election of each of the following nominees.

NOMINEES FOR ELECTION

  The following table sets forth certain information with respect to the nominees:

       NAME                     AGE                  POSITION
       ----                     ---                  --------
Theodore G. Schwartz...........  43 Theodore G. Schwartz has served as the
                                    Company's Chairman and Chief Executive
                                    Officer since its formation in May 1973.
Marc S. Simon..................  48 Marc S. Simon joined the Company as Chief
                                    Financial Officer in June 1995 and was
                                    elected as a Director of the Company in
                                    August 1995. Prior to joining the Company,
                                    Mr. Simon was a partner practicing
                                    corporate and business law at Neal, Gerber
                                    & Eisenberg, a law firm in Chicago,
                                    Illinois for more than 7 years. Mr. Simon
                                    is a certified public accountant.
Thomas M. Collins..............  69 Thomas M. Collins became a director of the
                                    Company in August 1995. He has been
                                    Chairman of Shuttleworth & Ingersoll, P.C.,
                                    a law firm in Cedar Rapids, Iowa, for more
                                    than five years and has practiced with the
                                    firm for more than 40 years. Mr. Collins
                                    was Chairman of the Board of Life
                                    Investors, Inc., a financial services
                                    holding company, from 1980 to 1988. Mr.
                                    Collins serves on the board of directors of
                                    McLeod, Inc., a telecommunications company.
George D. Dalton...............  69 George D. Dalton became a director of the
                                    Company in July 1996. Mr. Dalton has been
                                    Chairman of the Board and Chief Executive
                                    Officer of Fiserv, Inc., a provider of
                                    account processing and integrated
                                    information management systems for
                                    financial institutions, since its founding
                                    in 1984. Mr. Dalton also serves on the
                                    board of directors of ARI, Inc.

       NAME                     AGE                  POSITION
       ----                     ---                  --------
Morris R. Shechtman............  54 Morris R. Shechtman became a director of the Company in September 1995. In November
                                    1996, the Company purchased from Mr.
                                    Shechtman and his wife all of the
                                    outstanding interests of The Shechtman
                                    Group, a management consulting firm of
                                    which Mr. Shechtman had been the Chief
                                    Executive Officer and Managing Director
                                    from January 1996 through November 1996. In
                                    connection with such transaction, in
                                    November 1996, Mr. Shechtman became the
                                    Chairman of The Shechtman Institute/APAC
                                    University. See "Certain Transactions"
                                    below. From December 1993 through December
                                    1995, Mr. Shechtman was the Managing
                                    Director of the Insite Institute, a
                                    management consulting firm, and prior to
                                    joining the Insite Institute, he was an
                                    independent management consultant through
                                    his company, Morris R. Shechtman &
                                    Associates Ltd.
Paul G. Yovovich...............  43 Paul G. Yovovich became a director of the
                                    Company in July 1996. From July 1996
                                    through January 1997, Mr. Yovovich served
                                    as an employee of the Company, assisting
                                    management in the Company's strategic
                                    efforts. From June 1993 to May 1996, Mr.
                                    Yovovich was President of Advance Ross
                                    Corporation, which merged with CUC
                                    International, Inc. in January 1996. Prior
                                    to joining Advance Ross Corporation, Mr.
                                    Yovovich was employed by Centel Corporation
                                    and was President of Centel Corporation's
                                    Central Telephone Company from January 1990
                                    to December 1992. Mr. Yovovich serves on
                                    the boards of U.S. Robotics Corporation,
                                    Illinois Superconductor Corporation and
                                    Comarco, Inc. Mr. Yovovich is a certified
                                    public accountant.

MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors met four times during 1996. All directors attended all such meetings and all meetings of Board committees on which they served in 1996.

BOARD COMMITTEES

  The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee.

  The Audit Committee, which currently consists of Messrs. Collins, Dalton and Simon, recommends the appointment of auditors and oversees the accounting and audit functions of the Company. Mr. Shechtman had served on the Audit Committee until October 1996. The Audit Committee met twice in 1996.

  The Compensation Committee, which currently consists of Messrs. Collins, Dalton and Yovovich, determines executive officers' salaries and bonuses and administers the Incentive Stock Plan and the Employee Stock Purchase Plan. Mr. Shechtman had served on the Compensation Committee until August 1996. Mr. Dalton served as the Chairman of the Compensation Committee until February 1997 when he was succeeded by Mr. Yovovich. The Compensation Committee met twice in 1996 and periodically took actions by unanimous written consent.

DIRECTOR COMPENSATION

  Directors who are not employees or officers of the Company receive an annual retainer of $12,000 and an option to purchase 5,000 Common Shares upon initial election and annually upon each re-election as a director at the Company's annual meeting of share owners. These options have an exercise price equal to the fair market value of a Common Share on the date of grant. Directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company will not receive additional compensation for service as a director. For information concerning a transaction with Morris Shechtman, a director of the Company, see "Certain Transactions" below.

                            EXECUTIVE COMPENSATION

  The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company by the Company's chief executive officer and four of the Company's other executive officers (together, the "Named Executive Officers") during each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                                                       COMPENSATION
                            ANNUAL COMPENSATION           AWARDS
                       ------------------------------  ------------
    NAME AND                                            SECURITIES   ALL OTHER
   PRINCIPAL                             OTHER ANNUAL   UNDERLYING  COMPENSATION
    POSITION      YEAR  SALARY   BONUS   COMPENSATION  OPTIONS (#)      ($)
   ---------      ----  ------   -----   ------------  -----------  ------------
Theodore G.       1996 $312,000 $      0   $      0            0       $1,484(1)
 Schwartz         1995  312,000        0          0            0        2,170(1)
 Chairman and     1994  312,000        0          0            0        1,269
  Chief
 Executive Offi-
  cer

Marc S. Simon(2)  1996  250,000  250,000          0       50,000          696(3)
 Chief Financial  1995  139,423  140,000          0      565,034          174(3)
  Officer         1994        0        0          0            0            0


Kenneth G. Cul-   1996  175,000   35,109          0        1,005          432(3)
 ver              1995  126,923   25,000          0      182,470          108(3)
 Senior Vice      1994  120,385   37,500          0            0            0
  President--
 Facilities

Donald B.         1996  175,000        0    100,447(4)       656        1,115(5)
 Berryman         1995  169,231   38,875          0      182,470          647(5)
 Senior Vice      1994  119,231   50,000          0            0            0
  President--
 General Manag-
  er/
 Operations

Gregory K.        1996  185,097        0          0            0          198(3)
 Jones(6)         1995   23,077        0          0      182,470           14(3)
 Senior Vice      1994        0        0          0            0            0
  President--
 Business Devel-
  opment

--------
(1) Represents $534 and $1,246 with respect to group life insurance premiums paid and $950 and $924 contributed by the Company on behalf of Mr. Schwartz to the Company's 401(k) plan, in each of fiscal 1996 and fiscal 1995, respectively.
(2) Mr. Simon joined the Company in May 1995.
(3) Represents group life insurance premiums paid.
(4) Represents $88,804 in moving expenses and $11,643 in automobile expenses paid by the Company on Mr. Berryman's behalf.
(5) Represents $165 and $41 with respect to group life insurance premiums paid and $950 and $606 contributed by the Company on behalf of Mr. Berryman to the Company's 401(k) plan, in each of fiscal 1996 and fiscal 1995, respectively.
(6) Mr. Jones joined the Company in October 1995.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth the number of incentive stock options granted to the Named Executive Officers during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                           ANNUAL RATES OF STOCK
                                                                            PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                   FOR OPTION TERM (5)
                         ------------------------------------------------- ---------------------
                         NUMBER OF
                         SECURITIES    % OF TOTAL    EXERCISE
                         UNDERLYING  OPTIONS GRANTED  OR BASE
                          OPTIONS    TO EMPLOYEES IN   PRICE    EXPIRATION
          NAME           GRANTED(#)  FISCAL YEAR (3) ($/SH)(4)     DATE      5% ($)     10%($)
          ----           ----------  --------------- ---------  ---------- ---------- ----------
Theodore G. Schwartz....      --           --             --          --          --         --
Marc S. Simon...........   50,000(1)       4.3       $22.4375      3/1/06  $1,827,416 $2,909,855
Donald B. Berryman......      656(2)         *       $36.00       6/28/06      38,468     61,254
Kenneth G. Culver.......      729(2)         *       $36.00       6/28/06      42,749     68,070
                              276(2)         *       $42.875     11/04/06      19,276     30,693
Gregory K. Jones........      --           --             --          --          --         --

--------
  *Less than 1%.
(1) Options are not exercisable during the first twelve months from the date the options are granted. Thereafter, the options become exercisable at the rate of 20% of the total shares subject to the option on and after the first day of each anniversary of the date on which option was awarded. The term of the option is ten years.
(2) These options were granted pursuant to the CPR Plan (see pages 7-8 below). They vest immediately but are not exercisable during the first two years from the date they are granted. The term of the option is ten years.
(3) Based on 1,170,711 total options granted to employees, including the Named Executive Officers, in 1996.
(4) The exercise price was equal to the estimated fair market value of the Common Shares on the date of grant.
(5) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table provides information regarding stock option exercises in fiscal 1996 and exercisable and unexercisable incentive stock options held by the Named Executive Officers as of December 29, 1996.

              AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                           VALUE   OPTIONS AT FISCAL YEAR-END (#)        FISCAL YEAR-END ($)(2)
                         SHARES ACQUIRED REALIZED  ----------------------------------   -------------------------
          NAME           ON EXERCISE (#)  ($)(1)    EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
          ----           --------------- --------- ---------------   ----------------   ----------- -------------
Theodore G. Schwartz....          0              0               0                  0            0            0
Donald E. Berryman......      8,500      $ 256,577          27,994            146,632    $ 864,245   $4,507,423
Kenneth G. Culver.......     10,000        301,855          26,494            146,981      817,936    4,507,510
Marc S. Simon...........          0              0         113,007            502,027    3,849,527   16,135,574
Gregory K. Jones........     36,494      1,431,079               0            145,976            0    4,260,675

--------
(1) Value is calculated by subtracting the exercise price per share from the fair market value at the time of exercise and multiplying by the number of shares exercised pursuant to the stock option.
(2) Value is calculated by subtracting the exercise price per share from the fair market value at December 27, 1996, the last trading day in fiscal 1996, of $37.1875 per share, and multiplying by the number of shares subject to the stock option.

EMPLOYMENT AGREEMENTS

  In May 1995, the Company entered into an employment agreement with Mr. Simon providing for payment of an annual base salary of $250,000. Mr. Simon will be eligible to receive bonuses from the Company through the Company's Compensation, Performance, Responsibility Incentive Plan ("CPR Plan"). In addition, Mr. Simon will receive an additional payment for each calendar year during the term of the agreement equal to the excess, if any, of $500,000 over Mr. Simon's salary plus bonus. If Mr. Simon's salary plus bonus in any given year exceeds $500,000, the additional payment for the following year shall be reduced by the amount of such excess. The Company granted Mr. Simon an option to purchase 282,517 Common Shares. This option has a term of 10 years and an exercise price of $1,764,705. The option vests 20% on May 31 of each year through 2000. If Mr. Simon is terminated for cause or resigns without substantial reason, the unvested portion of the option is forfeited. The option fully vests upon Mr. Simon's death or disability or if his employment agreement is terminated without cause or Mr. Simon terminates such agreement for substantial reason. In the event of a sale of substantially all of the Company's assets or stock, Mr. Simon has the right to sell this option back to the Company for an amount determined with reference to the amount received in such sale. The agreement terminates at the earlier of May 31, 2000 or any of the following events: (1) death or disability of Mr. Simon; (2) mutual agreement, (3) the Company's election to terminate for cause; (4) Mr. Simon's election to terminate for substantial reason with 30 days notice; or (5) Mr. Simon's election to terminate without substantial reason. If the agreement terminates due to death, disability or mutual agreement, the Company has agreed to pay Mr. Simon his salary as accrued through the termination date and any amounts accrued and vested with respect to the CPR Plan. If Mr. Simon's employment is terminated for cause or Mr. Simon elects to terminate without substantial reason, he will receive only his salary up to the date of termination. If Mr. Simon terminates the agreement with substantial reason or the Company terminates without cause, Mr. Simon shall receive his salary, bonuses and execution payments up to the termination date and any amounts accrued and vested, but not covered by the bonus under the CPR Plan. These amounts will be paid in equal monthly installments, without interest, through the scheduled termination date of the agreement. During such period, Mr. Simon has agreed to assist the Company in transitioning his former responsibilities to other employees and shall serve as advisor and consultant to the Company for approximately 10 hours per week. The agreement also contains non-competition and confidentiality commitments.

  In March 1994, the Company entered into an employment agreement with Mr. Berryman providing for payment of a minimum annual base salary of $125,000. Mr. Berryman will be eligible to receive bonuses from the Company through the CPR Plan. The employment agreement terminates at the earlier of December 31, 1998 or any of the following events: (1) death or disability of Mr. Berryman;
(2) mutual agreement, (3) the Company's election to terminate for cause; or
(4) 60 days' prior written notice by either party. If the agreement terminates due to death, disability, mutual agreement or 60 days written notice by Mr. Berryman, the Company has agreed to pay Mr. Berryman his salary as accrued through the termination date and any amounts accrued and vested with respect to the CPR Plan. If Mr. Berryman's employment is terminated with or without cause, he will receive only his salary up to the date of termination. The agreement also contains non-competition and confidentiality commitments.

  In October 1995, the Company entered into an employment agreement with Mr. Jones which, as amended, provides for payment of a minimum annual base salary of $175,000. Mr. Jones will be eligible to receive bonuses from the Company through the CPR Plan. If the Company terminates Mr. Jones' employment other than "for cause" (as defined in the Company's 1995 Incentive Stock Plan) or in the event that Mr. Jones' resigns for "substantial reason" and either such event occurs prior to October 1, 2000, Mr. Jones will be entitled to nine months' base salary. Under the terms of the agreement, "substantial reason" includes (i) the assignment by the Company to Mr. Jones of duties that are substantially inconsistent with his position as a member of senior level management or (ii) failure by the Company to materially comply with the provisions of the agreement. No resignation by Mr. Jones will be considered for "substantial reason" unless he provides written resignation notice to the Company at least thirty days in advance, describing the reasons for his resignation and affording the Company the opportunity to cure during such notice period. Mr. Jones also executed a non-competition and confidentiality agreement with the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW OF EXECUTIVE COMPENSATION POLICIES

  The Compensation Committee administers the Company's executive officer compensation program. The Compensation Committee has established the following general principles in setting the compensation levels of the Company's executive officers and in administering the APAC TeleServices, Inc. 1995 Incentive Stock Plan (the "Incentive Stock Plan"):

  . Provide compensation levels and equity ownership opportunities through the Incentive Stock Plan to attract and retain highly qualified individuals.

  . Set competitive base compensation levels and utilize performance based incentive compensation to achieve total compensation targets.

  . Establish performance goals which are aggressive and are aligned with the Company's objectives regarding increasing growth in operating results and share owner value.

  . Use a compensation performance responsibility incentive compensation system to recognize outstanding individual contributions and overall Company performance which exceed annual goals.

  . Grant stock options broadly across the organization so that all executive officers and key employees are firmly aligned with the Company's share owners' economic value.

  The overall compensation of executive officers is made up of the compensation components set forth below.

  Base Salaries. Base salaries of executive officers are targeted to be competitive relative to companies in the direct marketing, high technology and high growth industries and other comparable companies. In determining salaries, the Committee also takes into account individual experience and performance.

  Compensation, Performance, Responsibility Incentive Plan. In 1996 the Company utilized a compensation, performance and responsibility (CPR) bonus plan. Under the CPR Plan, the Committee established goals based on significant individual and team contributions to the short- and long-term objectives of the Company. CPR incentive payments may be in the form of either cash or stock options. Funding to establish the pool of dollars used for CPR payments is based upon pre-tax profit levels from the overall company, business and divisions. Performance is assessed on both the individual and team levels, primarily on the basis of business objectives achieved.

  Option Grants. Executive officers and other key employees of the Company are eligible to participate in the Incentive Stock Plan. The purpose of the plan is to attract highly qualified individuals and to provide them with incentive to maximize share owner value by providing them with opportunities to acquire Common Shares of the Company. Options are granted to executive officers and key employees who the Compensation Committee, in its sole discretion, determines to be responsible for the future growth and profitability of the Company. The Compensation Committee establishes the number of shares covered by each grant and the exercise price and vesting period for each grant. The Committee typically grants stock options with five year vesting periods for each grant, creating strong incentives for recipients of stock option grants to remain with the Company. The stock options granted by the Compensation Committee generally have an exercise price equal to the fair market value of the Company's Common Shares on the date of grant, thus rewarding the recipient only if the Company's Common Share price appreciates above the price on the date of grant.

  Including the stock options granted to executive officers identified in the table above, in 1996 the Compensation Committee granted a total of 1,170,711 options to 665 employees, some of whom are officers of the Company. Option grants ranged from 250 options to 50,000 options for executive officers and employees.

  Section 162(m) of the Internal Revenue Code limits the deductibility, for federal income tax purposes, of compensation paid to certain of the Company's executive officers in excess of $1 million, unless certain conditions are met. The Compensation Committee does not believe that Section 162(m) will affect the deductibility of compensation expected to be paid by the Company in the foreseeable future.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The base salary of Mr. Schwartz, the Company's Chief Executive Officer, remained at $312,000 for the years 1994, 1995 and 1996. The Compensation Committee believes that Mr. Schwartz's total cash compensation was significantly below that of his peers at comparable companies. Because Mr. Schwartz has a substantial equity position attributable to his role as founder of the Company, he did not participate in the Company's CPR Plan in 1996 and elected not to receive an award of stock options in 1996 in favor of increasing the options awarded to other managers and key employees. Mr. Schwartz is expected to receive a salary adjustment and will appropriately be considered for participation in the CPR Plan and to receive an award of stock options in 1997.

                              COMPENSATION COMMITTEE

                              Thomas M. Collins
                              George D. Dalton
                              Paul G. Yovovich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Collins, a member of the Compensation Committee in 1996, is the Chairman of Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids which provided certain legal services to the Company in 1996. Mr. Shechtman was the Chairman of the Compensation Committee until August 1996. In November 1996, the Company purchased from Mr. Shechtman and his wife all of the outstanding interests of The Shechtman Group, a management consulting firm. In connection with such transaction, in November 1996, Mr. Shechtman became the Chairman of The Shechtman Institute/APAC University. See "Certain Transactions" below. Mr. Yovovich was an employee of the Company from July 1996 through January 1997. During 1996, no executive officer of the company served on the board of directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was formerly an officer of the Corporation.

                             CERTAIN TRANSACTIONS

  Pursuant to an agreement dated November 22, 1996 (the "Purchase Agreement"), the Company purchased all of the issued and outstanding interests in The Shechtman Group, L.L.C., a Nevada limited liability company ("The Shechtman Group") from Morris Shechtman, a director of the Company, and his wife, Arleah Shechtman, in exchange for an aggregate of 54,440 Common Shares. The Purchase Agreement also granted to the Shechtmans certain registration rights with respect to such Common Shares (pursuant to which the Company filed a registration statement in March 1997). The Company believes that the foregoing transaction was conducted on terms at least as favorable to the Company as those that could have been obtained from an unrelated third party. In connection with the purchase of The Shechtman Group by the Company, Morris and Arleah Shechtman each became employees of the Company. Prior to the purchase of The Shechtman Group by the Company, during the fiscal year ended December 29, 1996, The Shechtman Group provided leadership training programs to the Company's managers and the Company paid to The Shechtman Group an aggregate of $870,952 therefor.

  Pursuant to an agreement among Mr. Schwartz, the Chairman and Chief Executive Officer of the Company, the trustees of certain trusts and the Company, Mr. Schwartz and the trusts are entitled to certain rights with respect to the registration of their Common Shares under the Securities Act of 1933, as amended (the "Securities Act"). If the Company proposes to register any of its securities under the Securities Act, Mr. Schwartz and the trusts are entitled to notice of such registration and are entitled to include at the Company's expense all or a portion of their shares therein, subject to certain conditions. Such share owners also may, subject to certain conditions, require the Company at the Company's expense, to file a registration statement on Form S-1 under the Securities Act with respect to such Common Shares, on not more than two occasions, and the Company is required to use its best efforts to effect the registration. In addition, such share owners also may, subject to certain conditions, require the Company at the Company's expense, to register their shares on Form S-2 or S-3, as applicable, on not more than two occasions in any fiscal year. In February 1996, at the request of Mr. Schwartz and the trusts, the Company, at the Company's expense, filed a registration statement on Form S-1 to register the sale of Common Shares by Mr. Schwartz and the trusts. In November 1996, at the request of Mr. Schwartz and the trusts, the Company filed a registration statement on Form S-3 to register the sale of Common Shares by Mr. Schwartz and the trusts. Mr. Schwartz paid the expenses of the November 1996 offering.

  Mr. Collins, a director of the Company, is the Chairman of Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids which provided certain legal services to the Company in fiscal 1996.

                               PERFORMANCE GRAPH

  The following graph sets forth a comparison of the cumulative total share owner return on the Company's Common Shares for the period beginning October 11, 1995, the date the Company's Common Shares began trading on the Nasdaq National Market, and ending December 31, 1996, as compared with the cumulative total return of the S&P 500 Index and two Peer Group Indexes. The first Peer Group consists of the same publicly-traded companies used in last year's performance graph, namely: Automatic Data Processing, Inc., ATC Communications, Fiserv Inc., National TechTeam, Inc., Paychex Inc. and Sitel Corporation. The second Peer Group, which the Company intends to use for future performance graphs because these companies are more closely aligned with the Company's services, consists of: ATC Communications Group, Inc., ICT Group, Inc., National Techteam, Inc., Precision Response Corp., RMH Teleservices Inc., Sitel Corp., Snyder Communications, Sykes Enterprises, Inc., Teletech Holdings, Inc., Telespectrum Worldwide, Inc. and West Teleservices Corp. The total share owner return for each company in the Peer Groups has been weighted according to the company's stock market capitalization. This graph assumes an investment of $100 on October 11, 1995 in each of the Company's Common Shares, the S&P 500 Index, and the Peer Group Indexes, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                             [GRAPH APPEARS HERE]

                                                     10/11/95 12/29/95 12/31/96
-------------------------------------------------------------------------------
  APAC Teleservices, Inc............................ $100.00  $167.925 $386.164
  S&P 500........................................... $100.00  $106.734 $131.595
  Peer Group (Old).................................. $100.00  $108.476 $136.556
  Peer Group (New).................................. $100.00  $138.024 $392.461

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires that certain of the Company's officers, its directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. During 1996, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

                           ANNUAL REPORT; FORM 10-K

  A copy of the Company's Annual Report to Share Owners for the fiscal year ended December 29, 1996 accompanies this proxy statement. Additional copies of the Annual Report to Share Owners or copies of the Company's Annual Report on Form 10-K filed with the SEC may be obtained by writing to APAC TeleServices, Inc., One Parkway North Center, Suite 510, Deerfield, Illinois 60015,
Attention: Corporate Secretary.

                                  ACCOUNTANTS

  The firm of Arthur Andersen LLP was the Company's independent accountants for fiscal 1996 and has been selected as independent accountants to audit the books, records and accounts of the Company for 1997. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

                         PROPOSALS OF SECURITY HOLDERS

  A share owner proposal to be presented at the 1998 Annual Meeting must be received at the Company's executive offices, One Parkway North Center, Suite 510, Deerfield, Illinois 60015, by no later than December 11, 1997, for evaluation as to inclusion in the Proxy Statement in connection with such Meeting.

  In order for a share owner to nominate a candidate for director, under the Company's Bylaws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting of share owners or if the Company mails its notice and proxy to the share owners less than sixty (60) days prior to the annual meeting, within ten (10) days after the notice and proxy is mailed. Such notice must describe certain information regarding the nominee and the share owner giving the notice, including such information as name, address, occupation and shares held.

  In order for a share owner to bring other business before a share owners meeting, timely notice must be given to the Secretary of the Company within the time limits described above. Such notice must include certain information regarding the share owner giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a share owner must meet to have a proposal included in the Company's proxy statement. Any share owner desiring a copy of the Company's Bylaws will be furnished one upon written request to the Secretary.

                   OTHER MATTERS TO COME BEFORE THE MEETING

  The Board of Directors of the Company knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors

                                          MARC S. SIMON
                                          Chief Financial Officer, Secretary

Date: April 10, 1997

                            APAC TELESERVICES, INC.

             Proxy is Solicited on Behalf of the Board of Directors For the Annual Meeting of Share Owners -- May 20, 1997

     The undersigned appoints Theodore G. Schwartz and Marc S. Simon, and each of them, as proxies, each with full power of substitution and revocation, to represent and to vote, as designated on the reverse side hereof, all of the Common Shares of APAC TeleServices, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of share owners of APAC TeleServices, Inc. to be held on May 20, 1997, at The Northern Trust Company, 50 South LaSalle Street, Chicago, IL 60675, or at any adjournment thereof.

   Unless otherwise marked, this proxy will be voted FOR the election of the nominees named.


          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)
--------------------------------------------------------------------------------
Reverse Side:

                            APAC TeleServices, Inc.
      Please Mark Vote in Oval in the Following Manner Using Dark Ink Only


1. Election of Directors -
Nominees:  Theodore G. Schwartz, Marc S. Simon,
Thomas M. Collins, George D. Dalton,
Morris R. Shechtman and Paul G. Yovovich

                      For       Withhold       For all
                      all         all          (Except Nominee(s) written below)
                      [_]         [_]            [_]
                                                    ----------------------------
                      Dated:
                            ----------------------------------------------------
            Signature(s)
                        --------------------------------------------------------

            --------------------------------------------------------------------
            Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                            YOUR VOTE IS IMPORTANT!

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.